Exhibit 10.27
NONCOMPETITION AGREEMENT
     THIS CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (this “Agreement”) is executed and made effective as of the         day of                     , 2007 by and between TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), and the undersigned employee (“Employee”).
RECITALS
     The Company is engaged in the highly-competitive and specialized business of developing and selling products and services that deliver and support the imaging, planning, delivery, or verification of radiation therapy and radiosurgery to patients with cancer and other diseases treated with radiation therapy and/or radiation surgery. Employee desires to be employed by or continued to be employed by the Company, and acknowledges he or she will have access to certain knowledge and information developed by and for the Company at great expense and shall become identified with the Company’s goodwill. The Company protects its confidential information and goodwill from use and/or disclosure by others, which is essential for carrying out the Company’s business in a highly competitive market.
     Employment with the Company is contingent upon Employee’s execution of this Agreement. In consideration for being offered employment or continued employment with the Company, and/or for other consideration, such as stock options, salary increases or the like, Employee accepts this Agreement.
     In consideration of the recitals and agreements set forth herein, Employee and Company agree that:
1.	1.	Definitions. When used in this Agreement, the following terms shall have the meanings specified:
(a)	Competing Product. “Competing Product” means any product or service which is sold in competition with a product or service developed, manufactured, or sold by the Company. For purposes of this Agreement, “Competing Products” are limited to products and/or services for which both of the following are true:
(i)	In the thirty six (36) month period immediately preceding the last date of Employee’s employment with the Company, Employee participated in the development, design, production, performance, planning, testing, evaluation, or sale of a product or service on behalf of the Company which is or would be sold in competition with the Competing Product; or Employee supervised, managed or directed one or more Company employees, units, divisions or departments in doing so; and

(ii)	The product and/or service is sold, or is in development and is intended to be sold, in the Restricted Area (as defined below).
(b)	Customer. “Customer” means any person, association or entity that Employee has sold goods or services to, or performed services for, on behalf of the Company at any time during the twenty-four (24) month period ending on the date of the termination of the Employee’s employment with the Company. Customer also includes any person, association or entity that one or more individuals supervised, managed, or directed by Employee sold goods or services to, or performed services for, on behalf of the Company at any time during the twenty-four (24) month period ending on the date of the termination of the Employee’s employment with the Company. Customer also includes any person, association or entity concerning which Employee has created or reviewed Confidential Information or Trade Secrets (as defined below), on behalf of the Company, at any time during the twenty-four (24) month period ending on the date of the termination of the Employee’s employment with the Company.

(c)	Confidential Information. “Confidential Information” means information, to the extent it is not a Trade Secret (as defined below), which is possessed by or developed for the Company and which relates to the Company’s existing or potential business or technology, which information is generally not reasonably ascertainable through lawful means by the public and which information the Company seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including all information obtained in connection with client engagements and partnering arrangements.

(d)	Trade Secret. “Trade Secret” is defined as set forth in Wis. Stat. § 134.90.

(e)	Restricted Area. “Restricted Area” shall mean every State in the United States, and every foreign country, in which the Company has sold more than $2,500,000 worth of goods and/or services in the thirty-six (36) month period immediately preceding the last date of Employee’s employment with the Company.
2.	Non-competiton. For a period of eighteen (18) months commencing on the termination of Employee’s employment with the Company, regardless of the reason for such termination, the Employee shall not, either on Employee’s own behalf or on behalf of any other person, association or entity, do any of the following: develop, design, produce, plan, test, perform, evaluate, or sell, or supervise, advise, manage or direct a person or entity in developing, producing, designing, planning, testing, performing, evaluating, or selling a Competing Product.

Notwithstanding any other provision of this Agreement, and in limitation of the above, this Agreement:
(i)	Shall not bar Employee from being employed by a competitor of the Company. Employee is free, under this Agreement, to accept employment with any person, association or entity, in any geographic location, and in any position, so long as Employee does not violate the terms of this Agreement.

Employee warrants and agrees that there are ample employment opportunities that Employee could fill, following Employee’s employment with the Company, in Employee’s field of experience, without violating the terms of this Agreement.

(ii)	Shall only bar Employee from performing duties of the type Employee performed for the Company, or of the type performed for the Company by individuals supervised, managed or directed by Employee, during any part of the twenty-four (24) month period immediately preceding the last date of Employee’s employment with the Company. As an illustration, if Employee was involved in sales activities for the Company, but did not perform product development, planning or testing activities in the twenty-four (24) month period immediately preceding the last date of Employee’s employment with the Company, and did not or supervise, manage or direct others in doing so, this Agreement would not bar Employee from performing or supervising, advising, managing or directing product development, planning, evaluation or testing activities following Employment with the Company.

(iii)	Shall not bar Employee from performing clerical, menial or manual labor.

(iv)	Shall not prohibit Employee from investing as a passive investor in the capital stock or other securities of a publicly traded corporation listed on a national security exchange.

(v)	With respect to development, production, design, production, performance, planning, testing or evaluation of a Competing Product, or supervising, advising, managing or directing others in doing so, shall only limit activities of Employee with respect to products sold, or intended to be sold, in the Restricted Area.

(vi)	With regard to selling of a Competing Product, or supervising, managing, advising, or directing others in doing so, shall only bar Employee from selling, or supervising, advising, managing or directing of others in selling, to Customers.
     3. Anti-Piracy. During the Period of Employment and for a period of eighteen (18) months thereafter, Employee will not employ or solicit for employment, or help others to employ or solicit for employment, any employee of the Company who is also a party to a Non-Competition Agreement with the Company, where such employment would be in violation of the Non-Competition agreement, without prior written consent of the Company. Employee acknowledges that by virtue of this Agreement, he or she is likewise restricted from being solicited for employment or employed by current or former employees of the Company or third parties with whom they are associated, and hereby knowingly consents to that restriction. However, this Paragraph shall not bar any employee of the Company from applying for or accepting employment with any person or entity, and shall not expand or limit the scope of any non-competition agreement entered into by any Company employee.
     4. General Know-How. Nothing in this Agreement shall be deemed to prevent Employee’s post-employment use of Employee’s general knowledge and skills acquired or enhanced during the Period of Employment or to prohibit Employee from seeking other employment after the Period of Employment, so long as such use or employment does not violate the provisions of this Agreement.
     5. Delivery of Materials to Company. Immediately upon termination of Employee’s employment, Employee shall deliver to the Company all written, recorded, and graphical material, documents, hardware, software and items relating to the business of the Company (and copies thereof) (other than owned by Employee) in Employee’s possession or under Employee’s control regardless of whether such materials, documents and items contained Confidential Information (as defined in Section 1(c)).
     6. Representations and Warranties. Employee represents and warrants (i) that Employee has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Employee’s undertaking of a relationship with the Company, and (ii) that Employee has not entered into and will not enter into any agreement (whether oral or written) in conflict with this Agreement. Employee’s representations, warranties, and obligations contained in this Agreement shall survive after the Period of Employment.
     7. Change in Employment Status. The covenants of this Agreement shall remain in force in the event that Employee’s employment status changes within the Company or changes from being employed by the Company to being employed by an existing or future subsidiary or affiliate of the Company. In the event of a change to such subsidiary and affiliate then the subsidiary or affiliate shall have the same rights and the same protections, without further documentation or agreement, as enjoyed by the company under this Agreement.
     8. Injunctive Relief; Breach. Employee acknowledges that failure to carry out any obligation under this Agreement, or a breach of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled.
     9. Assignment. Neither this Agreement nor any rights or duties of Employee hereunder shall be assignable by Employee and any such purported assignment shall be void. The Company may assign all or any of its rights hereunder by providing notice to Employee.
     10. Entire Agreement; Amendment. This Agreement constitutes the complete understanding between Employee and the Company on this subject and may not be modified or amended, except by writing and executed by a duly authorized representative of the Company and by Employee. This Agreement is intended to be the final, complete, and exclusive statement of the terms of the parties’ agreements regarding these subjects and supersedes all other prior and contemporaneous agreements and statements on these subjects.
     11. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party. Any waiver by either party must be in writing and signed by a representative who has the authority to bind such party.

     12. Invalidity of any Covenant. The parties hereto acknowledge that this Agreement is comprised of more than one covenant, and specifically acknowledge that Paragraphs 1, 2, 3, 4 and 5 are separate and distinct covenants. The covenants of this Agreement are severable, it being the intention of the parties hereto that should any covenant hereof be invalid or unenforceable, to the extent permitted by law, such invalidity or unenforceability of any covenants shall not effect the remaining covenants hereof, but the same shall remain in full force and effect as if such invalid or unenforceable covenant or covenants were omitted.
     13. Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin and construed without regard to any rules of construction concerning the draftsman hereof. The parties irrevocably consent to the sole and exclusive jurisdiction and venue in the appropriate state or federal court in Wisconsin.
     14. Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if it is in writing, and if and when it is hand delivered, faxed, or sent by regular mail, with postage prepaid, to Employee’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.
     15. Employee Acknowledgment. Employee acknowledges that Employee has had the opportunity to consult legal counsel in regard to this Agreement, that Employee has read and understands this Agreement, and that Employee has entered into it freely and voluntarily based on Employee’s own judgment and not on any representations or promises other than those contained in this Agreement.
     Therefore, the parties hereto have executed this Agreement as of the date first written above.

TomoTherapy Incorporated

By:

Employee Signature

Title:

Employee (print name)

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